Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces Amendment to First Lien Credit Facilities

LOS ANGELES, California, February 2, 2017 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 306 owned and/or operated outpatient imaging centers, today announced an amendment to its senior secured first lien term loan facility and senior secured revolving credit facility, which consists of $478,937,500 senior secured first lien term loans and a $117,500,000 senior secured revolving credit facility. The amendment resulted in a reduction in the interest rate applicable to the senior secured first lien term loans and senior secured revolving credit facility (including letters of credit) by 50 basis points. Except for such reduction in the interest rate on credit extensions, this amendment did not result in any other material modifications to the amended and restated credit agreement evidencing the senior secured first lien term loans and the senior secured revolving credit facility.

“We are very pleased to have the support from our lenders necessary to amend our credit agreement. The amendment will result in an annual interest savings of approximately $2.4 million. Based upon the nominal fees and expenses required to complete the amendment, the payback period is about 90 days,” said Dr. Howard Berger, President and Chief Executive Officer of RadNet.

The borrower under the amended and restated credit facility is RadNet’s subsidiary, RadNet Management, Inc. The obligations of the borrower under the amended and restated credit facility are guaranteed by RadNet, all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations are secured by substantially all of the assets of the borrower, RadNet and such subsidiaries and affiliates.

Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s future interest rate expense and financial flexibility and expected savings on interest expense. Forward looking statements are based on management’s current expectations as of the date of this press release and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from the statements contained herein. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 306 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 7,300 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.

Mark Stolper
Executive Vice President and

Chief Financial Officer
310-445-2800

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